Exhibit 99.1

FOR IMMEDIATE RELEASE

July 9, 2021

ART’S WAY MANUFACTURING ANNOUNCES

PROFITABLE SECOND QUARTER AND MILLION

DOLLAR IMPROVEMENT IN OPERATING INCOME

FOR THE FIRST SIX MONTHS OF FISCAL 2021

ARMSTRONG, IOWA, July 9, 2021 – Art’s-Way Manufacturing Co., Inc. (Nasdaq: ARTW), a diversified, international manufacturer and distributor of equipment serving agricultural, research and steel cutting needs, announces its financial results for the second quarter and year to date fiscal 2021.

	For the Three Months Ended
	(Consolidated)
	May 31, 2021	May 31, 2020
Sales	$5,710,000	$5,446,000
Operating Income (Loss)	$149,000	$(925,000)
Net Income (Loss)	$64,000	$(802,000)
EPS (Basic)	$0.01	$(0.18)
EPS (Diluted)	$0.01	$(0.18)

Weighted Average Shares Outstanding:
Basic	4,522,514	4,401,754
Diluted	4,522,514	4,401,754

	For the Six Months Ended
	(Consolidated)
	May 31, 2021	May 31, 2020
Sales	$11,111,000	$10,472,000
Operating Loss	$(220,000)	$(1,394,000)
Net Loss	$(251,000)	$(1,239,000)
EPS (Basic)	$(0.06)	$(0.28)
EPS (Diluted)	$(0.06)	$(0.28)

Weighted Average Shares Outstanding:
Basic	4,498,687	4,358,982
Diluted	4,498,687	4,358,982

Sales: Our consolidated corporate sales for the three- and six-month periods ended May 31, 2021 were $5,710,000 and $11,111,000, respectively, compared to $5,446,000 and $10,472,000 during the same respective periods in fiscal 2020, a $264,000, or 4.8%, increase for the three months and a $639,000, or 6.1%, increase for the six months. The three and six month increases are due to increased demand in our agricultural products and tools segments. We saw a decrease in sales in our modular buildings segment as we near completion on a large project that generated significant revenue in fiscal 2019 and 2020.

Our second quarter sales in our agricultural products segment were $3,858,000 compared to $3,071,000 during the same period in fiscal 2020, an increase of $787,000, or 25.6%. Our year-to-date agricultural product sales were $7,357,000 compared to $6,023,000 during the same period in fiscal 2020, an increase of $1,334,000, or 22.1%. We attribute the large increase in revenue to a strengthening agricultural economy that is producing five to ten year highs in commodity and livestock prices along with government assistance programs that provided farmers with much needed government assistance during the COVID-19 pandemic. We saw a 65% increase in our grinder mixer sales year on year and are showing a 25% increase in manure spreader sales year on year. Our backlog continues to be strong heading into the third quarter of fiscal 2021 and we anticipate improved results for the second half of fiscal 2021. However, we have seen lead times increase on our raw materials and components as suppliers in our supply chain struggle to keep up with demand. Fulfilment of our strong backlog will be contingent on whether our suppliers are able to deliver or not. We have seen rising costs for virtually all raw material and components that go in our products and in turn have increased prices twice in fiscal 2021 to offset these rising costs.

Our second quarter sales in our modular buildings segment were $1,194,000 compared to $1,799,000 for the same period in fiscal 2020, a decrease of $605,000, or 33.6%. Our year-to-date sales in our modular buildings segment were $2,485,000 compared to $3,256,000 for the same period in fiscal 2020, a decrease of $771,000, or 23.7%. The decrease in revenue is due to completion of a large construction contract in the second quarter of fiscal 2021 that was actively being worked on in fiscal 2020. The revenue generated from that project was larger than we are accustomed to in a typical year. We have been quoting a substantial number of buildings and believe the market is economically returning to normal. We may also experience a short period of heightened demand.

Net Income (Loss): Consolidated net income was $64,000 for the three-month period ended May 31, 2021, compared to net loss of $(802,000) for the same period in fiscal 2020. Our consolidated net loss for the six months ended May 31, 2021, was $(251,000) compared to $(1,239,000) in the same period in fiscal 2020. We are reporting vast improvement on our bottom line year on year due to many factors. First and foremost, the overall health of the agricultural economy has brought some stability to our primary business segment. We are continuing to strive for operational improvement and have seen the benefits through increased labor efficiency and reduced manufacturing costs. Fiscal 2020 brought many administrative expenses that were not repeated in fiscal 2021 as we battled a global pandemic and transitioned two long-time members of management. Our business is better positioned to succeed in times of economic boom than we were five years ago. We will continue to push for operational excellence as we face the challenges of an ever changing economy.

Net Income (Loss) per Share: Net income per basic and diluted share for the second quarter of fiscal 2021 was $0.01, compared to loss per basic and diluted share of $(0.18) for the same period in fiscal 2020. Net (loss) per basic and diluted share for the first six months of fiscal 2021 was $(0.06), compared to loss per basic and diluted share of $(0.28) for the same period in fiscal 2020.

President and CEO of Art’s-Way, David King reports, “We are excited to close out the first half of the year on a positive note and are encouraged by the strong backlog for the remainder of the year. Art’s-Way continued to strengthen performance in the second quarter thanks to robust demand in the agricultural products and tool segments as well as the impressive execution of our team to manage component shortages and other supply chain constraints. While we expect supply chain challenges to continue, we are working diligently with our suppliers to minimize any disruptions. We continue to move forward with projects and investments aimed at improving our operational performance and expect to see those add to our bottom line the remainder of the year.”

Art’s-Way Manufacturing Co., Inc.

Art’s-Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, as well as modular animal confinement buildings and laboratories, and specialty tools and inserts. After-market service parts are also an important part of Art’s-Way’s business. Art’s-Way has three reporting segments: agricultural products; modular buildings; and tools.

For more information, contact: David King, Chief Executive Officer

712-864-3131

investorrelations@artsway-mfg.com

Or visit our website at www.artsway-mfg.com/

Cautionary Statements

This release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including our expectations regarding: (i) our business position; (ii) potential growth in our business segments; (iii) future results, including the potential of increased performance; (iv) the benefits of our business model and strategy; and (v) expected supply chain trends, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for our products; credit-worthiness of our customers; our ability to operate at lower expense levels; our ability to complete projects in a timely and efficient manner in accordance with customer specifications; our ability to renew or obtain financing on reasonable terms; our ability to repay current debt, continue to meet debt obligations and comply with financial covenants; domestic and international economic conditions; the ongoing COVID-19 outbreak; factors affecting the strength of the agricultural sector; the cost of raw materials; unexpected changes to performance by our operating segments; obstacles related to liquidation of product lines and segments; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. We caution readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.